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                        SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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                         NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: August 20, 2002

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Press Release

SOURCE: C. Robert Coates

Zengen Sees Potential in Northfield's PolyHeme as Drug Transport Vehicle; Shares its Interest with Independent Director Candidates Coates, Williams

LAKE FOREST, Ill., August 20 -- PolyHeme, the blood substitute under development by Northfield Laboratories Inc. (Nasdaq: NFLD), has yet to win approval from the Food and Drug Administration, but it already has its admirers, say Coates and Williams. Among them is Zengen Inc., a biopharmaceutical company based in Woodland Hills, Calif.

Zengen, which is focused on discovering, developing and commercializing products to treat and prevent infection and inflammation through application of its patented peptide technologies, is impressed with PolyHeme's ability to carry oxygen and restore blood volume without the risk of transmitting disease.

"We contacted Northfield about a year ago to explore ways of marrying our technology with PolyHeme, but we never got a response from the company," said James Lipton, Zengen's chief scientific officer and chairman of its Scientific Advisory Board.

When Lipton learned that C. Robert Coates and Bert Williams were running as independent candidates for Northfield's board of directors and were seeking partners for PolyHeme, he made his interest known to them.

Lipton said he is intrigued by the idea of using a polymerized hemoglobin product as a vehicle for transporting drugs, particularly in cases of sepsis, a condition caused by the presence of microorganisms or their toxins in the tissue or the bloodstream. "It might be possible for PolyHeme to be used as an agent to deliver our anti-infective and anti-inflammatory medication. No one has done this," Lipton said. "Alternatively, Zengen's proprietary technology could be used as an adjunct to delivery of PolyHeme, against possible infection and inflammation. Both inflammation and infection are common in cases of blood loss."

Lipton also likes what he has heard about PolyHeme based on trial results: it does not set off allergic reactions, and it is cost-effective to use.

The scientist said PolyHeme also might work well in situations that call for massive delivery of drugs. "It's possible you could link this product with beta blockers, for example, to control bleeders," Lipton said.

He noted that competitors are making headway but expressed caution about a bovine-derived product such as the one Biopure is developing. "We'd be happy to work with Northfield. I still think we could do something beneficial together," Lipton concluded.

James Lipton has held his position at Zengen since Jan. 1, 2000, after the company's merger with Abitis LLC, a biotechnology research and development company he co-founded with Matthew Lipton. He holds multiple neuropeptide patents. From 1966 to 2000, Dr. Lipton held positions at the University of Texas
- Southwestern Medical Center at Dallas, including professor of physiology and anesthesiology and pain management.

Lipton currently serves as visiting professor of internal medicine at the University of Milan Medical School in Milan, Italy. He has had more than 20 years' experience in the pharmaceutical industry and has participated in numerous research projects funded by the National Institute of Health, the Department of Defense, health foundations and state governments. Over the years Lipton has lectured frequently and written hundreds of scientific articles.

Raising the profile of PolyHeme is part of the action plan of Coates and Williams. In addition, the candidates vow to:

     - Find a major pharmaceutical partner for Northfield to provide cash and experienced management to get PolyHeme approved by the FDA;

     - Ask Northfield to partner with companies to extend possible applications of PolyHeme as a transport delivery mechanism for other drugs;

     - Work with the Department of Defense and the Homeland Security Agency to explore the possibility of stockpiling PolyHeme as a safe, effective blood substitute for emergencies;

     - Gain representation on Northfield's board as independent  directors;  and

     - Keep investors informed of Northfield news.


Contact Information

If you are a Northfield shareholder with comments, suggestions or questions about receiving a Coates-Williams proxy for the Sept. 13 annual meeting, please call Simon Goldberg of the Robert Coates Group at 1-800-295-0841, extension 240 or e-mail us at sgoldberg@rcoates.com .

SOURCE: C. Robert Coates